Exhibit 5.1

Tel 713.758.2222 Fax 713.758.2346

April 10, 2006

Energy Transfer Partners, L.P.

2838 Woodside Street

Dallas, Texas 75204

Ladies and Gentlemen:

We have acted as counsel for Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of units representing limited partner interests in the Partnership (the “Units”). We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Partnership’s Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and (iii) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Units offered thereby; (iii) all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Units offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and (v) any Units issuable upon conversion, exchange or exercise of any security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

Energy Transfer Partners, L.P.

April 10, 2006 Page 2

Based upon and subject to the foregoing, we are of the opinion that:

1. With respect to the Units, when (i) the Partnership has taken all necessary action to approve the issuance of such Units, the terms of the offering and related matters and (ii) the Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, then the Units will be validly issued, fully paid and nonassessable.

The opinions expressed herein are qualified in the following respects:

A.	We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

B.	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C.	This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.